The Acquisition Agreement

of

Luoping County Zone Lin Coal Coking Factory With L&L Yunnan Tianneng Industry Co. Ltd.

(English Translation)

Party A: L&L Yunnan Tianneng Industry Co. Ltd. (“TNI”)

Legal Representative: Dickson V. Lee

Chinese Business License: 530100400004890

Address: JingKai District ChuangXing Yuan A25, Kunming City

Party B: Luoping County Zone Lin Coal Coking Factory (“Zone Lin” or the “Company”)

Legal Representative (owner): Lao Zhong Yang

Chinese Business License: 530324100001586

Address: Qingpingshao Village, Alu Town, Luoping County, Yunnan Province, China

Party A is an American Joint Venture Enterprise, registered with Kunming City Government of China, which L&L Energy, Inc.(‘L&L”) owns 98% of the voting equity, while Tianneng Co. owns 2% of the voting equity;

Party B is a Sole Proprietorship Enterprise of a coking facility with 150,000 ton annual production of cokes in Yunnan Province.

To fully utilize Party A’s advanced technology and capital, for increase of Party B’s coal coking factory’s economic benefits, both parties via friendly discussions, pursuant to relevant laws and regulations and on a mutual voluntary basis, agree that Party A acquires 100% of Party B, that:

I.	Due to the consummation of the Merger, both parties agree that the Previous Subcontracting Contract shall be terminated and superseded by this Agreement.

II.	Company Name Before Acquisition: Luoping County Zone Lin Coal Coking Factory.

III.	Company Name After Acquisition: Luoping County Zone Lin Coal Coking Factory, with Legal Representative of Lao Zhong Yang (a shareholder of L&L’s subsidiary TNI).

IV.	Acquisition Method: Party A shall fully-fund the acquisition of Zone Lin Coal Coking Factory. After Party B receives the funds, it shall start changing the business registration and other relevant business licenses of Party B.

V.	Amount for Acquisition: USD $2 million (2,000,000 US Dollars), can be paid either in cash or in L&L common shares, subject to negotiation by both parties based on a valuation report on November 1, 2009 the effective date of the acquisition. As TNI has paid an initial amount of RMB 5,000 (approximately 730 USD) to the seller on November 1, 2009, the first USD 1 million cash (1,000,000 USD) should be made within 10 days after signing of this agreement.

The remaining approximately USD 1 million payment should be made in 12 months after the contract signing date.

VI.	Debts and Liabilities: Prior to the issuance of pre-acquisition audit and valuation reports of Party B which was acquired on November 1, 2009, all debts of Party B shall belong to the original owner of Zone Lin Coking Factory. After issuance of the pre-acquisition audit and valuation reports, Party A shall assume all debts and liabilities.

VII.	The acquisition of Zone Lin Coal Coking Factory is effective November 1, 2009.

VIII.	Party A’s Duties and Obligations

1. The American investor (L&L) is responsible to inject the purchase capital from the United States to Party A’s bank account. Party A and Party B will jointly convert such foreign currency from USD to RMB, and to transfer the converted RMB into Party B’s bank account. Party A will monitor Party B use of fund.

2. Party A will provide advanced production skill and management to Party B.

3. Party A will guide Party B on financial management.

4. During the acquisition process, Party A will not disrupt Party B’s daily operation

IX.	Party B’s Duties and Obligations

	1.	Party B shall use the injected funds only for its operations.

	2.	Party B shall change related operation permits immediately.

	3.	Party B shall retain good management, production safety, and normal daily operation.

X.	Breach of Contract

If Party A fails to transfer funds, Party A has to pay a penalty.

XI.	Dispute Resolution

The parties should settle any dispute arising from interpretation or performance in connection with this Agreement through friendly negotiation. In case no settlement can be reached, the dispute should be settled by Yunnan Province Foreign Investment Arbitration Commission.

This Agreement is effective on November 1, 2009, after execution by the representatives of Party A and Party B.

Party A: L&L Yunnan Tianneng Industry Co. Ltd.

Representative: /s/ Dickson V. Lee

Party B: Zone Lin Coal Coking Factory

Representative: /s/ Lao Zhong Yang

Date: February 6, 2010